Exhibit 99.2

NewsRelease

TC PipeLines, LP to acquire controlling interest in
Interstate Pipeline System

Calgary, Alberta — November 2, 2006 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today announced it has signed agreements to purchase Sierra Pacific Resources’ 50 per cent interest in the Tuscarora Gas Transmission Company (Tuscarora) for $100 million. The Partnership will also indirectly assume $37 million of Tuscarora debt. Upon completion of the transaction, TC PipeLines, LP will own or control 99 per cent of Tuscarora. TransCanada Corporation (TransCanada), the parent company of TC PipeLines GP, Inc. and the sole general partner of TC PipeLines, LP, indirectly holds the remaining 1 per cent ownership interest. The transaction is expected to close by year end, subject to regulatory approvals.

TransCanada will become the operator of Tuscarora, which is currently operated by an affiliate of Sierra Pacific Resources.  TransCanada has provided gas control services for the Tuscarora pipeline system since late 2002.

Tuscarora has firm transportation contracts for over 95 per cent of its available contracted capacity. A subsidiary of Sierra Pacific Resources holds contracts representing 69 per cent of the total available capacity, the majority of which expire on October 31, 2017.

 “TC PipeLines, LP is focused on delivering stable, sustainable cash flows and finding growth opportunities and we’re pleased to continue to deliver on that goal,” said Russ Girling, president and chief executive officer of TC PipeLines GP, Inc., general partner of TC PipeLines, LP. “The Tuscarora pipeline system is a high quality asset supported by long-term contracts.”

This acquisition is expected to be accretive to the Partnership’s cash flow based on anticipated financing with a combination of bank debt and equity.

Tuscarora owns a 240-mile, 20-inch diameter, United States interstate pipeline system with a subscribed capacity of approximately 180 MMcf/d.  The Tuscarora pipeline system originates at an interconnection point with existing facilities of TransCanada’s Gas

Transmission Northwest System near Malin, Oregon and runs southeast through northeastern California and northwestern Nevada, terminating near Wadsworth, Nevada.

The Tuscarora acquisition follows on the Partnership’s acquisition in April 2006 of an additional 20 per cent of Northern Border Pipeline Company, an interstate pipeline that transports natural gas from the Montana-Saskatchewan border to markets in the U.S. midwest.  Northern Border Pipeline is a leading transporter of natural gas imported from Canada into the U.S.

Analyst/Media Teleconference Dial-in and Webcast Information

The Partnership will hold a conference call Thursday, November 2, 2006 at 1 p.m. (Eastern).  Russ Girling, president and chief executive officer of the general partner, will discuss the third quarter 2006 financial results and general developments and issues concerning the Partnership.  Those interested in listening to the call may dial (866) 898-9626.  A replay of the conference call will also be available two hours after the call and until midnight (Eastern), Thursday, November 9, 2006, by dialing (800) 408-3053, then entering passcode 3201008.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com.  An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.”

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” “goals,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the

Partnership’s current expectations include completion of the acquisition of an additional 50 per cent interest in Tuscarora and related transactions, regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

Media Inquiries:	Jennifer Varey	(403) 920-7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772
investor_relations@tcpipelineslp.com